                                                                    Exhibit 10.9

(WESTON SOLUTIONS(R) LOGO)   WESTON SOLUTIONS OF NEW YORK, INC
                             85 Wellington Court
                             Yorktown Heights, NY 10598
                             732-417-5800 - Fax 732-417-5801
                             www.westonsolutions.com

                                                                    May 29, 2003

Mr. William A. Gildea, Jr.
ECAP, LLC
137 Newbury Street
Seventh Floor
Boston, MA 02116

RE:  Mining Organics Management
     Harlem River Yard Facility Design

Dear Mr. Gildea:

WESTON Solutions of New York, Inc. (WESTON(R)) is pleased to provide the attached Scope of Work (SOW) for the design of the Harlem River Yard organic waste to fertilizer manufacturing facility. The attachment outlines our scope, assumptions, and exclusions.

As previously discussed, WESTON has estimated our design effort will be a lump sum amount of Five Hundred Thousand Dollars ($500,000) for these services.

We are prepared to proceed upon your authorization and receipt of appropriate information from the technology provider, International BioRecovery (IBR). Acceptance of this proposal and the attached Terms and Conditions can be made by signing in the space provided below. We appreciate the opportunity to submit this proposal and look forward to the opportunity to provide the design services for this project. If you have any questions, please feel free to contact us at your convenience.

                                        Very Truly Yours,

                                        WESTON SOLUTIONS, INC.


                                        /s/ Donald (Buzz) Grogan
                                        ----------------------------------------
                                        Donald (Buzz) Grogan, P.E., DEE
                                        Vice President/General Manager

cc: Greg C. Miller, WESTON

Enclosures

(WESTON SOLUTIONS(R) LOGO)

Mr. William A. Gildea, Jr.
ECAP, LLC                              2                            May 29, 2003


AUTHORIZATION TO PROCEED

This proposal is hereby approved and the General Terms and Conditions as outlined above agreed upon.


/s/ John (Illegible)
-------------------------------------
Authorized Representative
Mining Organic Management

May 30, 2003
Date

1. SCOPE OF WORK

Weston Solutions, Inc. (WESTON(SM)) will receive a generic design for an organic waste processing facility from IBR. It is expected that the generic design will include all of the basic elements required to construct a facility to convert the organic waste into a pelletized solid fertilizer and a concentrated liquid fertilizer. In general, it is assumed that the IBR design package will include the following:

     -    Process flow diagrams and mass balance.

     -    Process and instrumentation diagrams.

     -    Equipment list.

     -    Hydraulic profiles.

     -    Dimensions and specifications for all unit processes.

     - Specifications for pelletizer, evaporator, reactors, dryer, Fournier press, aerators, pumps, blowers, etc.

     - Operations and maintenance manual for the facility suitable for permitting requirements.

     -    Generic engineering drawings.

It is assumed that all drawings will be provided in AutoCADD version 14 (or compatible) electronic format, and all text will be provided in Microsoft Word (or compatible) electronic format. A more detailed list of our assumptions with regard to the contents of the generic design package is included in Attachment A.

WESTON's Scope of Work for design (WO# 13083.001.001) will include modifying the IBR furnished documentation as follows:

     -    Modifying the IBR Basis of Design Document.

     - Evaluating alternate technologies that can be used to concentrate the liquid fertilizer (based on previous IBR evaluations and research).

     -    Revising the process flow diagrams to be specific to the Harlem River
          Site.


                                       1                             3 JUNE 2003

     - Revising the process and instrumentation diagrams to be specific to the Harlem River Site.

     -    Revising hydraulic profiles to be specific to the Harlem River Site.

     - Preparing layouts for equipment, tanks, and piping at the Harlem River Site.

     - Modifying the IBR design for pre-engineered metal panel buildings to house the process equipment.

     -    Modifying the IBR design for mezzanines and catwalks.

     -    Modifying the IBR design for a biofilter for air emissions treatment.

     -    Modifying the IBR design for the HVAC system for the buildings.

     - Modifying the IBR design for sizing and specifying the boiler(s) for process and heating.

     - Modifying the IBR design for the building electrical, lighting, and plumbing.

     - Modifying the IBR design for mechanical work, including all pumps, aerators, reactors, processing equipment, etc.

     - Modifying the IBR design for electrical work, including electrical distribution, motor control, power supply to all equipment.

     -    Modifying the IBR design for process instrumentation and control work.

     -    Modifying the IBR design for process safety documentation.

Tasks that are not presently included in WESTON's Scope of Work, but will need to be performed to implement and support the Design Phase include the following:

     -    Surveying the site and producing an existing conditions site plan.

     - Conducting geotechnical investigations and a geotechnical evaluation for designing foundations for the buildings and tanks.

     - All permitting, including state, local, and federal environmental permitting; and local building, zoning, community permitting or obtaining variances (if necessary).

     -    Environmental Impact Study.


                                        2                            3 JUNE 2003

     -    Visual screening of facility.

     -    Fuel cell evaluation.

The following Scopes of Work will be considered Construction Phase tasks and are not included in the Design Phase.

Scope of Work for Procurement (WO# 13083.001.002) will include:

     - Preparing an RFQ and evaluating Statements of Qualifications and Experience for a minimum of 3 general contractors.

     -    Selecting a general contractor based on qualifications.

     - Preparing an RFP (with design package) for construction of building and installation of equipment, piping, electrical, controls,

     -    Conducting price negotiations with general contractor.

     -    Preparing RFPs and soliciting of prices for the major equipment.

     - Procuring miscellaneous equipment and supplies for construction of the facility.

Scope of Work for Construction Administration (WO# 13083.001.003) will include:

     -    Preparing a Health & Safety Plan for the project.

     - Providing a minimum of one full-time construction inspector at the construction site to oversee construction activities.

     - Providing a second construction inspector at the construction site when required to ensure proper QA of work.

     - Mobilization to the site, including provision of a construction trailer with phone, fax, and utilities for the duration of construction.

     -    Reviewing shop drawing submittals.

     - Conducting Health & Safety Inspections to facilitate worker safety and compliance with OSHA requirements.

     -    Approval of contractor pay estimates.

     - Preparing punch lists and ensuring contractor's work is completed satisfactorily.


                                        3                            3 JUNE 2003

                       WESTON GENERAL TERMS AND CONDITIONS

     1. PARTIES. References herein to WESTON mean the entity, division, affiliate or subsidiary corporation of WESTON SOLUTIONS, INC. (WESTON(R)) identified in the Proposal to which these General Terms and Conditions are attached or have been incorporated by reference therein.

     2. DEFINITIONS.

          Agreement - The Agreement consists of the Contract Documents as described in Article 3 below.

          Access Agreements - All necessary approvals, permits, licenses, easements and consents that relate to or are necessary for performance of WESTON's services.

          Change Order - CLIENT'S written request for services differing from the services described in the Scope of Work.

          Modification - A written amendment to the Agreement modifying the Scope of Work, the compensation and/or the terms and conditions of the Agreement signed by CLIENT and WESTON.

          Days - A day as used herein means a business day unless otherwise described.

          Project Records - Information in documentary, electronic medium or other form relating to performance of WESTON's obligations under this Agreement.

          Proposal - The letter or document, signed by WESTON, to which these General Terms and Conditions are attached or made a part of and which sets forth WESTON's technical and/or cost proposal for the Work.

          Scope of Work or Work - The services and products WESTON has agreed in its Proposal to provide to CLIENT pursuant to this Agreement.

          Underground Facilities - Equipment and material beneath the ground surface including but not limited to buried or concealed pipes, tanks, cables, instruments, utilities, and other man-made objects which may affect or be affected by WESTON's services.

     3. CONTRACT DOCUMENTS/ORDER OF PRECEDENCE. The Contract Documents include Modifications, Proposal, WESTON General Terms and Conditions, Scope of Work, Special Terms and Conditions, Specifications and Drawings. In the event of any ambiguity, inconsistency, or conflict between or among the respective Contract Documents, the Contract Documents shall govern in the following descending order of precedence:

          (a)  Modifications.

          (b)  Proposal.

          (c)  Special Terms and Conditions.

          (d)  General Terms and Conditions.

          (e)  Scope of Work.

          (f)  Specifications and Drawings.

     In the event of any ambiguity and/or inconsistency between or among Contract Documents having the same caption, a later dated document will take precedence over an earlier dated document.

     4. CHANGES. CLIENT, by Change Order furnished to WESTON, may request changes within the general scope of the Agreement in the Work to be performed. In order to be an effective request for such a change, any oral request for change in the Work must be confirmed in writing by a Change Order. If any such changes cause an increase in WESTON's costs and/or increase the time required for, or the nature of performance of the Agreement, WESTON shall so notify CLIENT within a reasonable time following receipt of the Change Order and an equitable adjustment in compensation shall be made through a Modification. WESTON shall have no obligation with respect to such changes, nor will WESTON be considered to be in default for failure or refusal to proceed with such changes until agreement on such cost or time impact has been incorporated into a signed Modification. In the event the Parties fail to agree upon an equitable adjustment to price or schedule resulting from changes sought by CLIENT in the Scope of Work, WESTON may at its sole option cease the Work without liability, or terminate or suspend this Agreement should WESTON determine that it would not be in its best interest to agree to such changes.

     5. EXCLUDED SERVICES. CLIENT acknowledges that the services and/or products to be provided by WESTON under this Agreement include only those services and/or products that are expressly listed in the Scope of Work. WESTON shall have no responsibility to provide any services and/or products that are not expressly listed in the Scope of Work. CLIENT has made its own determination that any services and/or products that are not listed in the Scope of Work are either unnecessary or will be obtained by CLIENT from sources other than WESTON.

     6. FORCE MAJEURE. WESTON will not be responsible for delays, such as, but not limited to, those attributable to acts of God, acts of the CLIENT or third Parties, weather, intervention of public authorities, work stoppages, changes in applicable laws or regulations after the date of commencement of performance hereunder or any other acts or omissions or events which are beyond the reasonable control of WESTON. Costs and schedule commitments shall be subject to renegotiation for unreasonable delays caused by CLIENT'S or third Party's failure to provide specified facilities or information. The time for performance shall be equitably adjusted in the event WESTON is delayed in the performance of this Agreement by such causes and an equitable adjustment in compensation shall be made in accordance with the provisions of Article 4 hereof.

     7. INVOICES.

     (A) Invoices will be submitted on WESTON's standard invoice format periodically (customarily on a monthly basis), and terms are net cash in U.S. dollars, due and payable upon CLIENT'S receipt of each invoice.

     (B) When the contract payment is based on a cost reimbursement, time and material, labor hour, or fixed rate schedule, the following provisions shall apply:

          (i) Where applicable, rental charges will be applied to the Project to cover the cost of pilot-scale facilities, equipment, apparatus, instrumentation or other technical machinery. When such charges are applicable, CLIENT will be advised at the start of an assignment, task or phase.

          Analyses performed in WESTON's laboratories will be billed in accordance with the laboratory's standard billing practices unless specified otherwise in the Agreement.

          (ii) Reimbursable expenses shall include but are not limited to: travel and subsistence expenses of personnel (which may be charged on a per diem basis) when away from their home office on business directly or indirectly connected with the Project; identifiable communication, shipping, printing, and reproduction costs; subcontractors; identifiable drafting and stenographic supplies; computer time and software; and expendable materials and supplies purchased specifically for the Work. A ten percent (10%) handling and administrative charge will be added to each reimbursable expense item (as more fully described in WESTON's Hourly Charge Rates, if applicable). When WESTON, after commencement of the Work, determines that specialized equipment is needed to perform the services, it will notify CLIENT of such requirement and purchase the equipment for CLIENT as a reimbursable expense.

          (iii) Invoices will be submitted on WESTON's standard invoice format which will state labor hours worked and total expenses, but will not include original documentation (such as time sheets and expense receipts). If additional detail or actual invoice documentation is requested by CLIENT, the labor and expenses associated with retrieval, gathering, sorting, highlighting, mailing and copying supporting documentation will be paid by CLIENT and will be billed to CLIENT on subsequent invoice(s).

     (C) When the method of contract payment is based on a fixed price/lump sum Agreement, invoices will be submitted based on the billing schedule proposed by WESTON and agreed to by the Parties.

     8. PAYMENTS. Time is of the essence in the payment of invoices. Timely payment of invoices is a material part of the consideration of the Agreement and failure to pay invoices shall therefore constitute a material breach. Invoices not paid within thirty (30) calendar days of receipt by CLIENT arc considered overdue and shall be subject to an interest charge at a rate equal to the greater of one and one-half percent (1-1/2%) per month on the overdue balance or the maximum charge permitted by applicable law. CLIENT agrees that in the event litigation is instituted by WESTON for payment of its invoices, WESTON shall be entitled to receive, in addition to all unpaid invoice amounts, interest at the above rate, filing and service costs and reasonable attorney's fees and expenses. In addition, CLIENT agrees that WESTON may, after giving ten (10) days written notice to CLIENT, suspend services without liability until CLIENT has paid in full all amounts due WESTON on account of ser vices rendered and expenses incurred, including interest on overdue invoices. Invoices shall not be subject to any discount.

     Invoice amounts in dispute hereunder shall not affect CLIENT'S obligation to pay remaining invoice charges and CLIENT shall not offset or deduct from amounts payable hereunder any amounts for the purpose of satisfying any other claims CLIENT may have against WESTON under this or any other Agreement.

     9. PAYMENT OF INVOICES. CLIENT shall remit all invoices for more than twenty-five thousand dollars ($25,000.00) through electronic wire transfer of funds to WESTON's bank account, identified below:

     Account Number 94292-23574
     ABA Number: 011900571
     Swift BIC: FNBBUS33 (For International Accounts)

     CLIENT may remit payment of invoices for less than twenty-five thousand dollars ($25,000.00) to WESTON'S lockbox account identified below:

     Weston Solutions, Inc.
     P.O. Box 538253
     Atlanta, GA 30353-8253
     10.(A) TERMINATION FOR DEFAULT.

     Either Party ("Terminating Party") may terminate this Agreement, in writing, if the other Party ("Breaching Party") fails to fulfill its obligations under the Agreement ("breaches") through no fault of the Terminating Party. In such event the Terminating Party may, after giving the Breaching Party an opportunity to cure (as described in the next sentence of this Article 10(A)), declare the Breaching Party in default by issuing a Declaration of Default and terminate the Agreement for cause. Before issuing such Declaration of Default, the Terminating Party shall advise the Breaching Party that a Declaration of Default is imminent by sending the Breaching Party a written notice ("Notice of Imminent Default") by registered or certified mail, return receipt requested, including a description of the conditions constituting breach of the Agreement and providing the Breaching Party a period of time of not less than five (5) days and not more than twenty (20) days within which to correct such conditions to the satisfaction of the Terminating Party. In the event that the Breaching Party docs not correct such conditions contained in the Notice of Imminent Default to the satisfaction of the Terminating Party within the designated period of time, the Terminating Party may issue a Declaration of Default and terminate the Agreement effective on the date specified in the Declaration of Default (the "Effective Date"). Disputes arising under this Article, including final payment to WESTON, if unresolved amicably, shall proceed in accordance with Article 25 hereof. In the event this Agreement is terminated for default, the Parties shall comply with the Orderly Transfer of responsibility provisions contained in Article 10(C) below.

     (B) TERMINATION/SUSPENSION FOR CONVENIENCE OF CLIENT. The Work may be terminated or suspended by CLIENT in accordance with this Article 10(B) when CLIENT determines that such termination or suspension is in CLIENT'S best interests. Any such termination or suspension shall be instituted by delivery to WESTON of a written Notice of Termination/Suspension for Convenience specifying the Agreement is being terminated or suspended for the convenience of CLIENT and directing WESTON to cease the performance of services under the Agreement upon the date of WESTON'S receipt of such notification (the "Effective Date"). After receipt of the Notice of Termination/Suspension for the Convenience of CLIENT, WESTON shall upon the Effective Date cease performing services under the Agreement and as soon as practicable thereafter, WESTON shall:

          (1) Terminate or suspend all orders and subcontracts to the extent that they relate to the performance of the Work terminated or suspended by the Notice of Termination/Suspension for Convenience.

          (2) Assign to CLIENT all of WESTON'S rights, title and interest under the orders and subcontracts so terminated or suspended.

          (3) Transfer to CLIENT (and CLIENT will accept responsibility for) the obligation to satisfy all outstanding liabilities and all unresolved claims arising out of termination/suspension of orders and subcontracts associated with such termination or suspension; CLIENT shall release WESTON from all such outstanding liabilities and unresolved claims, and CLIENT shall indemnify, hold harmless and defend WESTON from all losses, costs, damages and expenses, including attorneys' fees and expenses, arising out of or in connection with such outstanding liabilities and unresolved claims.

          (4) Transfer the responsibility for site management from WESTON to CLIENT in accordance with Article 10(C) below.

          (5) Submit to CLIENT and CLIENT shall pay WESTON'S termination or suspension invoice including, but not necessarily limited to, the total of:

               (a)  The cost and fees associated with such Work.

               (b) The cost of settling and paying claims arising out of the termination or suspension of Work under subcontracts or purchase orders.

               (c)  Reasonable demobilization costs.

               (d)  A reasonable allowance for profit.

               (e)  All costs incurred under Article 10(C) below.

     (C) ORDERLY TRANSFER OF RESPONSIBILITY. To the extent the Work involves WESTON-directed activity on site and the Work is terminated or suspended, whether for Convenience of CLIENT or for Default, the Parties hereto understand and agree that certain steps (hereinafter referred to as "Orderly Transfer") must be taken to properly implement the termination or suspension. CLIENT agrees that all costs of the Orderly Transfer will be borne by CLIENT.

     Upon notification of termination or suspension, WESTON will prepare a memorandum of Orderly Transfer, which will advise CLIENT of the steps necessary to shut down the job site or otherwise effect a transition.

     Upon completion of the Orderly Transfer, WESTON will provide written notification to CLIENT. Upon notification by WESTON, CLIENT agrees to accept all responsibility for the Work and site, including but not limited to, continued maintenance and protection of the Work and site in accordance with all federal, state, and local laws and regulations.

     In the event of termination or suspension of Work under this Agreement, whether for convenience, for default or as otherwise specifically permitted under this Agreement, CLIENT accepts full responsibility for continuing operations on the site and to the fullest extent permitted by law, CLIENT shall indemnify, hold harmless and defend WESTON and its agents and employees from and against any and all claims, liabilities, costs, losses, damages and expenses, including attorneys' fees and expenses, arising out of or resulting from site maintenance, protection and operation of the site following the Orderly Transfer in accordance with this Article 10(C).

     11. HEALTH AND SAFETY. WESTON has established and maintains a Health and Safety program for its employees. A copy of this Health and Safety plan is available for review upon request from CLIENT. WESTON specifically disclaims any authority or responsibility for general job site safety and health and safety of persons who are not WESTON'S employees. Unless otherwise specifically included in the Scope of Work, WESTON is not responsible for the work site safety or the safety of any persons on the project site other than WESTON'S employees.

     12. STANDARD OF CARE. When WESTON serves as the professional representative of CLIENT or provides any professional services to CLIENT under this Agreement, WESTON will endeavor to do so in accordance with generally accepted professional standards and practices as applied to similar projects performed under similar conditions prevailing in the community where services are rendered at the time such advice, consultation and/or services are provided by WESTON.

     The Parties intend that the duty owed by WESTON is solely for the benefit of the CLIENT and that there is no other Party contemplated to benefit from the Work performed hereunder.

     13. INDEPENDENT CONTRACTOR. Unless provided otherwise elsewhere in this Agreement, WESTON shall provide its services under this Agreement as an independent contractor and its employees shall not be considered to be employees of CLIENT in any respect or for any purpose whatsoever.

     14. NO WARRANTY/GUARANTEE. Estimates of cost, approvals, recommendations, opinions and decisions by WESTON are made on the basis of WESTON'S experience, qualifications and professional judgment and are not nor should they be considered or construed as warranties or guarantees. WESTON MAKES NO WARRANTY OR GUARANTEE, EXPRESSED OR IMPLIED, REGARDING THE WORK TO BE PROVIDED UNDER THIS AGREEMENT.

     15. HAZARDOUS MATERIALS. CLIENT bears full responsibility and liability for the creation, existence or presence of any toxic, hazardous, radioactive, infectious or other dangerous substances existing at the site at the time WESTON commences performance of services at the site. CLIENT recognizes that when it is known, assumed or suspected that hazardous materials exist on or beneath the surface of the site of the Project or within any structure thereon, certain sampling materials or residues, such as drill cuttings and drilling fluids or asbestos removed for sampling, should be handled as if hazardous or contaminated and CLIENT shall so notify WESTON and all appropriate federal, state and local public agencies in writing as required that such materials or residues may present a potential danger to the public health, safety and/or the environment. Accordingly, when sampling is included in the Scope of Work and when determined by WESTON in its sole discretion to be necessary based on WESTON'S assessment of the degree of contamination, hazard and risk, WESTON will promptly inform CLIENT that containerization and labeling of wastes or residues will be performed. WESTON will appropriately containerize and label such materials and will leave such containers on the site for proper and lawful removal, transport and disposal by CLIENT. CLIENT waives any claim against WESTON and agrees to indemnify, defend and hold WESTON harmless from any claim, cost, loss, damage, expense or liability, including attorneys' fees and expenses, which may arise as a result of or in connection with the drill cuttings, drilling fluids or other assumedly hazardous materials being left on the site of the Project after containerization by WESTON except where due solely to WESTON'S negligent acts or omissions. The Parties do not intend for WESTON to take title to, control or have final authority with respect to the disposition of any hazardous substance or waste. Accordingly, WESTON will not be considered to be a generator, arranger, storer, transporter, operator or disposer of hazardous substances or wastes as a result of activities performed in connection with this Agreement. CLIENT shall select and arrange for lawful disposal of any hazardous substance, including but not limited to, samples obtained in connection with work under this Agreement WESTON may execute any manifests or forms in connection with such activity in the name of and on behalf of CLIENT.

     If and to the extent that WESTON is notified of claims in connection with or arising out of the handling, transportation, treatment, storage or disposal of hazardous substances or wastes in connection with the performance of this Agreement, CLIENT shall defend, indemnify and hold WESTON harmless from and against any and all such claims and any liabilities, costs, losses, damages and expenses, including attorneys' fees and expenses, for or associated with such claims.

     16. INSURANCE. WESTON agrees to maintain, at its own expense, Worker's Compensation, Commercial General Liability, Automobile Liability, and Professional Liability insurances as follows:

 TYPES OF INSURANCE       LIMITS OF LIABILITY
 ------------------    ------------------------
Worker's               Statutory Worker's
Compensation           Compensation $1,000,000
Employer's Liability   Employer's Liability

Commercial             $1,000,000 each
General Liability      occurrence $2,000,000
                       aggregate

Automobile Liability   $1,000,000 each accident
                       or loss All vehicles
                       including hired and
                       non-owned

Professional           $1,000,000 per
Liability              single claim/aggregate
(including
Pollution Errors
and Omissions)

Contractor Pollution   $ 1,000,000 per single
Liability Insurance    claim/aggregate

     WESTON will, upon request, furnish appropriate insurance certificates to CLIENT. WESTON agrees to indemnify CLIENT for the hazards covered by WESTON's insurance subject to the limitation of liability contained in Article 18. WESTON agrees to purchase such additional insurance as may be requested by CLIENT (if such insurance is available), provided the costs (including WESTON's administrative costs) for such additional insurance are reimbursed by CLIENT.

     17. INDEMNITY. Subject to the Limitation of Liability contained in Article 18 of this Agreement, WESTON shall defend, indemnify and hold CLIENT harmless from liability for claims, liabilities, losses, costs, damages and expenses, including attorneys' fees and expenses, for bodily injuries or death, property loss or damage, caused solely by the negligent acts or omissions or willful misconduct of WESTON, provided that WESTON shall not be responsible for and CLIENT shall defend, indemnify and hold WESTON harmless from any such claims, liabilities, losses, costs, damages and expenses, including attorneys' fees and expenses, arising from the negligence, acts or omissions of CLIENT, or CLIENT'S agents, representatives or employees.

     CLIENT shall defend, indemnify and hold WESTON harmless from all liability, claims, losses, costs, damages and expenses, including attorneys' fees and expenses, for personal injuries, including death, property loss or damage, injuries to others (including employees of CLIENT, WESTON, and their subcontractors), and air, water or ground pollution or environmental impairment arising out of or in any manner connected with or related to the performance of the Agreement, unless such injury, loss or damage is caused solely by the negligent acts or omissions or willful misconduct of WESTON. CLIENT shall indemnify, defend, and hold WESTON, its subsidiaries and affiliates, its employees and agents harmless against all claims, liabilities, losses, costs, damages and expenses, including attorneys' fees and expenses (other than liability caused solely by WESTON's negligent acts or willful misconduct) arising from or in connection with the violation or alleged violation of CLIENT'S or any third Party's trade secrets, proprietary information, trademark, copyright or patent rights in connection with the performance of the Work hereunder. CLIENT'S obligation to indemnify, defend and hold harmless WESTON or any employee or agent under this or any other provision of this Agreement will survive the expiration or termination of this Agreement. WESTON shall promptly notify CLIENT of any third Party claim known to WESTON and CLIENT may, at its option, participate in the defense of any such third Party action and WESTON shall cooperate with such defense.

     Claims against WESTON under this Indemnity provision are considered disputes and shall be subject to Article 25 hereunder.

     18. LIMITATION OF LIABILITY. Notwithstanding any other provision of these General Terms and Conditions, and unless a higher limit of liability is expressly provided elsewhere in this Agreement in a provision making specific reference to this Article 18, WESTON's total liability to CLIENT for any loss or damage from claims under, arising out of or in connection with this Agreement from any cause, matter or event, including but not limited to WESTON's strict liability, breach of contract, tort or professional negligence, errors or omissions and/or any other basis, shall not exceed the lesser of (a) the total amount paid by CLIENT to WESTON under this Agreement or (b) the proceeds, if any, available from WESTON's liability insurance as specified in Article 16 hereof. CLIENT hereby releases WESTON from any liability exceeding such limited amount. In no event shall either Party be liable to the other for special, indirect, punitive, incidental or consequential damages whether or not such damages were foreseeable at the time of the commencement of the Work.

     19. WESTON EMPLOYEES. During the term of this Agreement and for a period of six (6) months after completion or termination of this Agreement, CLIENT shall not offer to employ or actually employ any WESTON employee assigned to the Work. CLIENT agrees that WESTON may utilize employees of any of WESTON's subsidiary companies and affiliates in the performance of this Agreement

     20. SITE CONDITIONS/SITE ACCESS. CLIENT will provide WESTON access to the site. Before the start of work, CLIENT shall provide WESTON or advise WESTON of the location of any and all existing environmental information, including but not limited to, studies, reports, laboratory analyses and underground facilities known to CLIENT or in CLIENT'S possession or control or which it has reason to believe exist which may be pertinent to the Work. WESTON shall not be liable for damage, or bodily injury or death arising from damage, to subterranean structures (e.g., pipes, tanks, cables, etc.) when such structures are not called to WESTON's attention and/or accurately shown on plans furnished to WESTON by CLIENT in connection with the Work performed under this Agreement CLIENT represents that it has obtained or will obtain permission on behalf of WESTON to enter all property required for inspection and performance of WESTON's services hereunder, including any access agreements, from all necessary Parties before start of the Work on such property.

     21. CONFIDENTIALITY. WESTON shall maintain as confidential and not disclose to others without CLIENT'S prior written consent, any information or documents obtained from CLIENT expressly designated by the CLIENT in writing to be "CONFIDENTIAL." The provisions of this Article shall not apply to information in any form which (a) is published or comes into the public domain, (b) is already known to or by the receiving Party, (c) is furnished by or obtained from a third Party which is under no obligation to keep the information confidential, or (d) is required to be disclosed by law or pursuant to a court order or subpoena of a court, administrative agency or other authority with proper jurisdiction.

     Notwithstanding anything to the contrary set forth herein, it is understood by CLIENT that WESTON is or may be subject to certain legal and ethical considerations and obligations depending upon the nature and Scope of Work rendered hereunder which may require WESTON to disclose facts observed by WESTON to third Parties. In such event, WESTON shall advise CLIENT, but shall, subject to any legal or professional obligation as determined by WESTON's counsel to immediately disclose such facts, refrain from making any such disclosure until WESTON and CLIENT have conferred with respect to such facts. If for any reason the Parties are unable to confer or if WESTON believes on the advice of counsel that it must disclose such facts, WESTON shall notify CLIENT of its intention to disclose such information prior to actual disclosure to third Parties. Any such disclosure shall not be deemed a violation or breach of this Agreement and CLIENT agrees that WESTON shall be and is hereby released from any liability, claim or cause of action whatsoever with respect to such disclosure.

     CLIENT agrees that WESTON may use and publish CLIENT'S name and a general description of WESTON's services with respect to the Work in describing WESTON's experience and qualifications to other clients and potential clients.

     WESTON's technical and pricing information contained in the Proposal or Agreement is considered confidential, proprietary information constituting a trade secret and is not to be disclosed or otherwise made available to third Parties without the prior written consent of WESTON.

     22. USE OF PROJECT RECORDS. All Project Records, including but not limited to, drawings and specifications, prepared or furnished by WESTON (including WESTON's independent professional associates, consultants and subcontractors) pursuant to this Agreement are instruments of service regarding the Work. CLIENT may make and retain copies for information and reference in connection with the Work; however, Project Records are not intended or represented to be suitable for any use other than the use specified in the Contract Documents. Any reuse of Project Records without prior written verification or adaptation by WESTON for the specific purpose intended in this Agreement will be at CLIENT'S sole risk and exposure and without liability or legal exposure to WESTON, or to WESTON's independent professional associates, consultants or subcontractors. CLIENT shall indemnify, defend and hold harmless WESTON and WESTON's independent professional associates, consultants and subcontractors from and against any and all claims, liabilities, losses, costs, damages and expenses whatsoever, including attorneys' fees and expenses, arising out of or resulting from reuse of any such Project Records without WESTON's express, prior written approval of reuse. Any verification or adaptation agreed to by WESTON will entitle WESTON to compensation at rates to be agreed upon by CLIENT and WESTON at that time.

     23. RECORDS RETENTION. It is WESTON's practice and policy to retain Project Records including reports, drawings and correspondence developed during performance of the Agreement for a period of three (3) years after project completion. Such records may be maintained on electronic or other media, as WESTON may deem appropriate. In the event CLIENT desires Project Records to be maintained for an additional period of time or in specific media, upon CLIENT'S written request to WESTON, such records shall either (a) be delivered to CLIENT or (b) be retained by WESTON for additional period(s) of time for a reasonable additional charge.

     24. SERVICES. It is understood and agreed that the Work performed and related products furnished to CLIENT under this Agreement are not subject to any provision of any Uniform Commercial Code.

     25. DISPUTES. Unless the law provides a shorter limitations period (in which event that shorter limitations period shall apply), all disputes between the Parties arising out of or in connection with this Agreement must be brought within three (3) years of the commencement of the Work hereunder. All disputes between the Parties arising out of or in connection with this Agreement shall be resolved by submission to Mediation and Arbitration in Philadelphia, PA, or such other place as otherwise agreed in writing by the Parties as described below:

     (A) MEDIATION

     The Parties shall attempt in good faith to mediate each dispute and use their best efforts to reach agreement on the matters in dispute. Either Party may make written request for non-binding mediation, which shall specify in reasonable detail the facts of the dispute, and within ten (10) days from the date of delivery of the demand, the matter shall be submitted to Mediation in accordance with the American Arbitration Association Construction Industry Mediation Rules. The Mediator shall hear the matter and, if requested by the Parties, provide an informal opinion and advice, none of which shall be binding upon the Parties, but is expected by the Parties to help resolve the dispute. Said informal opinion and advice shall be submitted to the Parties within twenty
(20) days following written request for same. The Mediator's fee shall be shared equally by the Parties. If the dispute has not been resolved within 120 days of submission of the request for Mediation, the matter shall then be submitted to Arbitration in accordance with Article 25(B) below:

     (B) ARBITRATION

     All claims, counterclaims, disputes and other matters in dispute between the Parties hereto arising out of or relating to this Agreement or the breach thereof not otherwise resolved in accordance with Article 25(A) hereof shall be decided by Arbitration in Philadelphia, PA, or such other places as otherwise agreed in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then obtaining, subject to the limitations and restrictions stated in Article 25(B)(1) and Article 25(B)(2) below. This Agreement to so arbitrate and any other agreement or consent to arbitrate will be specifically enforceable under the prevailing arbitration law by any court having jurisdiction.

          (1) Notice of demand for arbitration must be filed in writing with the other Party or Parties to this Agreement and with the American Arbitration Association. The demand must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event may the demand for Arbitration be made after the time when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by this Agreement or by the applicable statute of limitations or statute of repose.

          (2) No arbitration arising out of or relating to this Agreement may include, by consolidation, joinder or in any other manner, any person or entity who is not a Party to this Agreement.

          (3) Only by written consent signed by all the Parties to this Agreement and containing a specific reference thereto, may the limitations and restrictions contained in Article 25(B)(1) and Article 25(B)(2) be waived in whole or in part as to any claim, counterclaim, dispute or other matter.

          (4) The award rendered by the arbitrators will be final, not subject to appeal, and judgment may be entered upon it in any court having jurisdiction thereof.

          (5) In the event of any disputes between the Parties to this Agreement the Arbitrator shall award the prevailing party, in addition to all other appropriate relief, its reasonable costs and attorney's fees.

     26. NO THIRD PARTY BENEFICIARY. WESTON's services are performed for the sole and exclusive benefit of CLIENT. This Agreement does not create, and is not intended to create, any right or benefit for anyone other than CLIENT and WESTON.

     27. SALES AND USE TAX. Pending a final ruling by appropriate tax authorities with respect to the imposition of a State Sales and Use Tax applicable to WESTON's professional services, CLIENT acknowledges that the obligation to pay sales and use tax, if ruled applicable to WESTON's services, is CLIENT'S obligation as purchaser. CLIENT agrees to pay such sales and use tax and hereby releases, indemnifies and holds WESTON harmless from any and all claims related to sales and use tax as it applies to WESTON's professional services provided under this Agreement.

     28. SEVERABILITY/SAVINGS. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable, for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

     29. ASSIGNMENT. Neither Party shall assign, or otherwise transfer this Agreement or any rights or obligations hereunder to a subsidiary, successor, affiliate or any third Party, except as expressly provided herein, without the prior written consent of the other Party. Any attempted assignment will be null and void and without force and effect. Nothing hereunder shall prevent WESTON from employing such professional associates, subcontractors and consultants as WESTON deems appropriate to assist WESTON in the performance of services.

     30. LITIGATION SERVICES. CLIENT and WESTON agree that the Work performed hereunder may involve some form of legal process or proceedings during or after performance of the project. Such legal process or proceedings may include production of records, forms of discovery such as depositions and interrogatories, filings and court testimony.

     CLIENT agrees that if WESTON is required to participate in or otherwise respond to such legal process or proceedings in which WESTON is not a Party, CLIENT shall compensate WESTON for its efforts in so doing, including but not limited to, expenses, labor, document reproduction costs, travel expenses, legal fees, etc., reasonably incurred in connection with its efforts in responding to such legal process or proceedings.

     31. GOVERNING LAW. The interpretation and enforcement of this Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     32. ENTIRE AGREEMENT. This Agreement represents the entire and integrated Agreement between the Parties and supersedes all other prior negotiations, representations or agreements, either written or oral.

     Any terms and conditions set forth in CLIENT'S purchase order, requisition, or other notice of authorization to proceed are inapplicable to the Work, except when specifically provided for in full on the face of such purchase order, requisition, or notice or authorization and specifically accepted in writing by WESTON. WESTON's acknowledgment of receipt of any purchase order, requisition, notice or authorization or WESTON's performance of Work subsequent to receipt thereof does not constitute acceptance of any terms or conditions other than those set forth in this Agreement.

                                                   (WESTON SOLUTIONS, (TM) LOGO)
WS09-O5-002/A-O7/01      (C) 1991, 1995, 1999, 2001, 2002 Weston Solutions, Inc.
                                                                       02P -0926

Scope of Work for Facility Startup (WO# 13083.001.004) will include:

     -    Startup, troubleshooting, and optimization of process operations.

     -    A trip to IBR for process training.

     - Customizing IBR's generic O&M manual to make it specific to the processing operations and equipment at the Harlem River Site.

     -    Preparing as-built drawings.


                                        4                            3 JUNE 2003

                                        INVOICE AMOUNT   TOTAL INVOICED
                                        --------------   --------------
PROJECT # 13083.001
12/10/2003             DEC2003-002632      70,000.00        70,000.00
3/5/2004               MAR2004-02298      132,300.00       202,300.00
6/1/2004               JUN2004-02006       20,000.00       222,300.00
8/30/2004              SEP2004-02180       53,680.00       275,980.00
10/18/2004             OCT2004-03659      124,896.00       400,876.00
12/2/2004              DEC2004-02821      103,578.00       504,454.00
1/7/2005               JAN2005-02212       50,040.00       554,494.00
2/10/2005              2005-02983           2,753.48       557,247.48
3/1/2005               MAR2005-02823        1,709.00       558,956.48

PROJECT # 13083.002
4/26/2005              APR2005-02822       13,500.00        13,500.00

PROJECT # 13083.003
5/26/2005              MAY2005-04483       22,885.81        22,885.81
                                                          -----------
   TOTAL INVOICED                                          595,342.29
      pd MOHRRY 2003                                       (75,376.00)
      pd COI 4/28/06                                       (40,000.00)
                                                          -----------
   TOTAL PAID                                             (115,376.00)
   BALANCE DUE                                             479,966.29
                                                          ===========

                             WESTON SOLUTIONS, INC.
                                 ONE WALL STREET
                              MANCHESTER, NH 03101

                 AUTHORIZATION FOR CONTRACT MODIFICATION NO.: 01

Project Description: Harlem River Yard Facility Design Weston Solutions Project
No.: 13083.001.001

This document describes the extra effort that has been and continues to be required to complete the design of the Harlem River Yard Food Waste Processing Facility (now known as the Woodbridge Facility), above and beyond which was included in Weston Solutions, Inc.'s (WESTON(R)) original Scope of Work. WESTON's original Scope of Work was based on a set of assumptions regarding the information that we would receive from IBR. (See attached list of missing IBR documentation).

In addition to these clearly defined omissions, several design issues have come to light while performing the initial design tasks.

     1. The IBR facility in Vancouver currently does not have a process for effectively concentrating the liquid product. Therefore, IBR has provided no information on how this could effectively be accomplished. As WESTON has investigated the use of an evaporator to concentrate the filtrate, we have uncovered some serious issues relating to corrosivity of the filtrate (particularly at high temperatures) and the production of a high BOD wastewater (BOD = approximately 3,000 milligrams per liter) that would need to be treated prior to discharge to the sewer.

     2. The only information that IBR has been able to give us regarding membrane filtration is that US Filter was unable to use membrane filtration for this application because the filtrate rapidly blinded the membrane. As a result, WESTON has had to perform a considerable amount of research to design a process that will successfully concentrate the filtrate, including pilot testing of membrane filtration, corrosion testing of metals, and design of a method of handling the wastewater generated by the process.

     3. While performing research on the corrosion hazards in the evaporator, WESTON discovered that other equipment such as the digesters may be subject to stress corrosion cracking because of the chloride concentrations and the high temperatures experienced in these tanks. More research has been required to determine if 316L stainless steel is appropriate for these tanks.

     4. It has become apparent that shearators are not suitable for aeration of all tanks because they cannot operate effectively unless the tank is full. Tanks that are typically undergoing filling and emptying cycles (i.e., filter press feed tank) must be modified somehow to accommodate the shearators.


                                       1                         October 6, 2004

     5. There is inadequate information available for sizing of the dryer. An accurate heat transfer coefficient is required to size the dryer. IBR cannot provide this information.

     6. To determine if membrane filtration is a viable technology for concentrating the liquid product, WESTON is conducting pilot testing. This is an additional cost.

WESTON's current estimate for the additional engineering costs is $150,000. This includes $60,000 to perform the basic engineering tasks to fill in the information not supplied by IBR and $90,000 for the research and conceptual engineering for the liquid product concentration system and associated wastewater treatment.

TOTAL Contract Modification No. 1:                        $150,000
Original Contract Sum (including any previous changes):   $500,000
NEW CONTRACT SUM:                                         $650,000

Approved for Mining Organics Management:   Approved for Weston Solutions, Inc.
Mr. Willam Gildea                          Donald (Buzz) Grogan, P.E., DEE
President                                  Vice President, General Manager


/s/ Willam Gildea                10/6/04   /s/ Donald (Buzz) Grogan      10/6/04
------------------------------   Date      ---------------------------   Date
Signature                                  Signature


                                       2                         October 5, 2004